 [Translator’s notes written in italics in square brackets]

[document initialled on each page, right-hand bottom corner]

SHARE SALE AGREEMENT

by and between

Polskie Linie Lotnicze LOT S.A.

and

Century Casinos Europe GmbH

and

Vicco Investments Sp. z o.o.

THIS AGREEMENT was made on 8 April 2013 in Warsaw,

BY AND BETWEEN:

Polskie Linie Lotnicze LOT S.A., with its registered office in Warsaw, at 39, 17 Stycznia Street, entered into the register of companies of the National Court Register, kept by the District Court for the capital city of Warsaw, 13th Commercial Division of the National Court Register, under KRS No. 0000056844, Tax Identification Number, NIP: 522-00-02-334, Business Statistical Number REGON: 010058960, with the share capital in the amount of PLN 447,673,700, fully paid in, represented by [not completed] and [not completed],

HEREINAFTER THE “SELLER”

ON THE ONE HAND

and

Century Casinos Europe GmbH with its registered office at Untere Viaduktgasse 2, A – 1030 Vienna, entered into the register kept by the Commercial Court in Vienna under number FN 30856 b, represented by Nikolaus Strohriegel (Member of the Management Board),

HEREINAFTER THE “PURCHASER”

and

Vicco Investments spółka z ograniczoną odpowiedzialnością with its registered office in Warsaw, at Al. Jerozolimskie 56C, 00-803 Warsaw, entered into the register of companies of the National Court Register, kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under KRS No. 0000429849, Tax Identification Number, NIP: 527-26-81-979, Business Statistical Number REGON: 146254730, represented by Nikolaus Strohriegel (President of the Management Board), HEREINAFTER REFERRED TO AS “SPV”

HEREINAFTER REFERRED TO JOINTLY AS THE “PARTIES” AND INDIVIDUALLY AS THE “PARTY”

 WHEREAS

A.

on 21 September 2012 the Seller and the Purchaser entered into the Preliminary Conditional Sale Agreement for the sale of 100 non-preferential shares in CASINOS POLAND sp. z o. o., with its registered office in Warsaw, at 3A Wolność Street, 01-018 Warsaw, entered into the register of companies of the National Court Register, kept by the District Court for the capital city of Warsaw, 12th Commercial Division of the National Court Register, under KRS No. 0000016809 (the “Company”), with the  nominal value of PLN 17,000 each and aggregate nominal value of PLN 1,700,000, constituting 33% of the share capital of the Company and giving the right to exercise 33% of the votes at the General Meeting of Shareholders of the Company (the “Shares”), then amended by Annex No. 1 dated 1 October 2012 (the “Preliminary Agreement”), pursuant to which the Seller undertook to sell the Shares and the Purchaser undertook to purchase the Shares, subject to the occurrence of the events (conditions precedent), referred to in Article 3.2.1 of the Preliminary Agreement;

B.	the Purchaser assigned its rights and obligations under the Preliminary Agreement in favour of SPV for which the Seller agreed in Article 8.4 of the Preliminary Agreement;
C.

the events referred to in Article 3.2.1(ii) – (vii) of the Preliminary Agreement took place taking into account the fact of the assignment of the rights and obligations under the Preliminary Agreement in favour of SPV;

D.

the actions referred to in Article 4.2.1(a) and (b) of the Preliminary Agreement took place taking into account the fact of the assignment of the rights and obligations under the Preliminary Agreement in favour of SPV;

E.	this Agreement is the Final Agreement within the meaning of the Preliminary Agreement;

THE PARTIES HAVE AGREED AS FOLLOWS:

1.     INITIAL STATEMENTS

1.1   SPV represents that the acquisition of the Shares by it pursuant to this Agreement does not require any approval of the competition authority, as a result of which the parties declare that even though no such approval was obtained the obligation to enter into the Final Agreement within the meaning of Preliminary Agreement arose.

1.2   The Purchaser and SPV represent that they will be jointly and severally liable for any obligations arising from the Preliminary Agreement and this Agreement, including in particular the obligation to pay the Price.

2.     SHARE SALE AND PRICE PAYMENT

2.1   The Seller hereby sells and SPV purchases from the Seller the Shares together with rights attaching to them for the Price, subject to Article 3.1 hereof.

2.2   Today, immediately after signing this Agreement, SPV or the Purchaser will submit to its bank an irrevocable order to transfer the entire Price, i.e. PLN 21,500,000 (in words: twenty one million five hundred thousand zlotys) to the Seller’s Account and thereafter will immediately deliver to the Seller the confirmation of effecting that order by the bank of the Purchaser or SPV, as appropriate.

3.     TRANSFER OF THE TITLE TO SHARES

3.1   In accordance with Article 589 of the Civil Code, the title to the Shares will be transferred to SPV at the time when the Price is paid in whole. The date of the Price payment will be deemed by the Parties to be the day on which the Seller’s Account is credited with the full amount of the Price.

3.2   Immediately after the Seller’s Account is credited with the Price, however, not later than on the next Business Day, the Seller, at the Purchaser’s or SPV’s request, will confirm in writing that the Price has been properly paid in compliance with Article 2.2 above, and the Seller and SPV will sign a letter addressed to the Company notifying the Company about the transfer of the title to the Shares in favour of SPV and containing a motion for making an entry into the Company Share Register about the transfer of the Shares to the Purchaser.

3.3   If, notwithstanding the crediting of the Seller’s Account by the Price, the Seller fails to deliver written confirmation, referred to in Article 3.2 above, to the Purchaser or SPV within 3 (three) Business Days from the date of submitting the Price transfer order by the Purchaser or SPV, SPV will be entitled to rescind the Agreement, and for that purpose SPV will submit written statement about rescission to the Seller, not later than within 15 (fifteen) Business Days from the date of the Agreement.

4.     RELATION TO THE PRELIMINARY AGREEMENT

4.1   Representations

4.1.1            The Seller’s and the Purchaser’s Representations made in the Preliminary Agreement are deemed to be repeated in this Agreement.

4.1.2            The Purchaser’s Representations made in Article 6.2 (b) – (g) of the Preliminary are deemed to have been made by SPV. Moreover, SPV represents that the following representations are true, complete and not misleading:

[a]      SPV is an entity that was duly established and operates in compliance with Polish law.

4.2   The Preliminary Agreement remains in force

Unless this Agreement provides otherwise, the Preliminary Agreement, to the extent it has not been performed until the date of this Agreement, in particular Article 4.2, 5.3.2, 6 and 7 of the Preliminary Agreement, constitutes integral part of this Final Agreement.

4.3   Terms

All terms written in capital letters, not defined hereunder, will have the meaning given to them in the Preliminary Agreement unless this Agreement provides otherwise.

5.     CONFIDENTIALITY

The Parties undertake not to disclose to any third parties the wording of the Agreement and the Preliminary Agreement and any information received from the other Parties in connection with the Agreement and the Preliminary Agreement without prior written consent of the other Parties. Notwithstanding the above, it will be deemed that no provision of the Agreement or the Preliminary Agreement prohibits the disclosure of information if this is consistent with the obligations imposed on public companies or if it is required by any governmental, administrative or court authorities or in connection with any legal proceedings conducted between the Parties. Moreover, the prohibition to disclose information does not apply to information provided to professional advisors of the Parties or information that was made public or is publicly known without the breach of the Agreement or the Preliminary Agreement.

6.      FINAL PROVISIONS

6.1   Tax on Civil Law Transactions and Other Expenses

Tax on civil law transactions will be paid by SPV. Other than this, each Party will cover its own expenses and costs arising in connection with the entry into and performance of the Agreement.

6.2   Notices

Any notices and other communications related with the Agreement will be made in writing under the pain of invalidity and will be delivered to the other Party by registered letter with acknowledgement of receipt, by facsimile, courier mail, electronic mail (e-mail) or by registered letter to the following addresses:

Seller:

PLL LOT S.A.

ul. 17 Stycznia 43, 00-906 Warsaw

Fax: (22) 846-09-09

Attn.: Ms Agnieszka Sobków

e-mail: a.sobkow   @lot.pl

Purchaser:

Century Casinos Europe

ul. Untere Viaduktgasse 2, 1030 Vienna,

GmbH  Austria

Fax: +43 1 533 63 63

Attn.: Mr Peter Hoetzinger, Mr Nikolaus Strohriegel

e-mail: peter.hoetzinger  @cnty.com   nikolaus.strohriegel  @cnty.com

SPV:

Vicco Investments Sp. z o.o.

ul. Wolność 3A, 01-018 Warsaw

Fax:

Attn.: Mr Peter Hoetzinger, Mr Nikolaus Strohriegel

e-mail: peter.hoetzinger  @cnty.com   nikolaus.strohriegel  @cnty.com

or to a different address indicated in writing by the other Party as its address for communications. If the Party fails to notify the other Party about the change of the address, the communications sent to the last known address of the Party will be deemed properly served and for communications sent by electronic mail (e-mail) it will be deemed properly served only if the sender of the e-mail does not receive immediately a return message that it is not possible to deliver the message to the servers participating in the message delivery process and provided that the same communication is sent to the Party by registered letter upon acknowledgement of receipt, by facsimile or courier mail at the latest on the next Business Day.

6.3   Entire Agreement

6.3.1            The Agreement supersedes all mutual agreements between the Parties, notwithstanding their form, regarding the subject hereof, however, the Preliminary Agreement will remain in force to the extent specified in Article 4.2 hereof.

6.3.2      If any provision of the Agreement becomes invalid or unenforceable, it will not affect the remaining provisions that will remain valid and enforceable as if the defective provision did not constitute a part of the Agreement. In this case, the Parties will negotiate in good faith in order to agree the wording of effective provision that will replace the defective provision.

6.4   Governing Law

The Agreement will be governed by and construed in accordance with Polish law.

6.5      Arbitration

Any disputes hereunder that cannot be amicably resolved by the Parties within 30 days from the date on which one of the Party notifies the other Party about the dispute will be resolved by the Court of Arbitration at the Polish Chamber of Commerce in Warsaw (KIG) in compliance with the Rules of that Court in effect on the date of filing the statement of claim. The arbitration proceedings will be conducted in Polish. The award of the Arbitration Court will be final and binding on the Parties after its enforceability is confirmed by the common court of law in compliance with the Civil Procedure Code. The costs of arbitration proceedings will be covered by the losing Party unless the Court of Arbitration decides otherwise.

6.6      Amendments

Any amendments hereto will be made in writing with signatures certified by the notary.

6.7.            Counterparts and Language

The Agreement was made in three counterparts in Polish, one for each Party.

On behalf of the Seller:

By: /s/ Sebastian Mikosz

Sebastian Mikosz

By: /s/ Tomasz Balcerzak

Tomasz Balcerzak

On behalf of the Purchaser:

By: /s/ Nikolaus Strohriegel

Nikolaus Strohriegel

On behalf of the SPV:

By: /s/ Nikolaus Strohriegel

Nikolaus Strohriegel